Exhibit 99.1

To the women and men of ITW,

I have some news to share with you today.  I have recently been diagnosed with a medical condition that requires treatment during the coming weeks. I plan to continue in my role as chairman and CEO during the course of my treatment. The Company’s three vice chairmen, Tom Hansen, David Parry and Scott Santi, along with the rest of the senior leadership team, will continue to assist and support me in the day-to-day operations of the Company.

I know that I can count on you to continue to carry out business as usual. I am so proud to be part of the ITW family and I thank you for your support.

Thank you.

/s/ David B. Speer
David B. Speer